SUB-ADVISORY AGREEMENT

LEHMAN BROTHERS INCOME FUNDS

NEUBERGER BERMAN MANAGEMENT LLC
605 Third Avenue
New York, New York 10158-0006

Neuberger Berman Fixed Income LLC
200 South Wacker Drive, Suite 2100

Chicago, IL  60101

Dear Sirs:

We have entered into a Management Agreement with Lehman Brothers Income Funds (“Trust”) with respect to several of its series (“Series”), as set forth in Schedule A hereto, pursuant to which we are to act as investment adviser to such Series. We hereby agree with you as follows:

1.

You agree for the duration of this Agreement to furnish us with such investment recommendations and research information, of the same type as that which you from time to time provide to your employees for use in managing client accounts, all as we shall reasonably request. In the absence of willful misfeasance, bad faith or gross negligence in the performance of your duties, or of the reckless disregard of your duties and obligations hereunder, you shall not be subject to liability for any act or omission or any loss suffered by any Series or its security holders in connection with the matters to which this Agreement relates.

2.

In consideration of your agreements set forth in paragraph 1 above, we agree to pay you on the basis of direct and indirect costs to you of performing such agreements. Indirect costs shall be allocated on a basis mutually satisfactory to you and to us.

3.

As used in this Agreement, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a)(4) and 2(a)(42), respectively, of the Investment Company Act of 1940, as amended.

This Agreement shall terminate automatically in the event of its assignment, or upon termination of the Management Agreement between the Trust and the undersigned.

This Agreement may be terminated at any time, without the payment of any penalty, (a) with respect to any Series by the Trustees of the Trust or by vote of a majority of the outstanding securities of such Series or by the undersigned on not less than sixty days’ written notice addressed to you at your principal place of business; and (b) by you, without the payment of any penalty, on not less than thirty nor more than sixty days’ written notice addressed to the Trust and the undersigned at the Trust’s principal place of business.

This Agreement shall remain in full force and effect with respect to each Series listed in Schedule A on the date hereof until October 31, 2010 unless sooner terminated as provided above) and from year to year thereafter only so long as its continuance is approved in the manner required by the Investment Company Act of 1940, as from time to time amended.

Schedule A to this Agreement may be modified from time to time to reflect the addition or deletion of a Series from the terms of this Agreement. With respect to each Series added by execution of an addendum to Schedule A, the term of this Agreement shall begin on the date of such execution and, unless sooner terminated as provided above, this Agreement shall remain in effect through the second October 31 following the date of execution and from year to year thereafter only so long as its continuance is approved in the manner required by the Investment Company Act of 1940, as from time to time amended.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

The foregoing is hereby accepted as of the date hereof.

Very truly yours,

NEUBERGER BERMAN MANAGEMENT LLC

/s/ Robert Conti
By: Robert Conti Title: President

NEUBERGER BERMAN FIXED INCOME LLC

/s/ Mary Brady
By: Mary Brady Title: Senior Vice President

                         Date: May 4, 2009

SUB-ADVISORY AGREEMENT
SCHEDULE A

SERIES OF LEHMAN BROTHERS INCOME FUNDS

Neuberger Berman Cash Reserves
Neuberger Berman High Income Bond Fund
Neuberger Berman Short Duration Bond Fund
Neuberger Berman Municipal Intermediate Bond Fund
Neuberger Berman Municipal Money Fund
Neuberger Berman Strategic Income Fund

Date: May 4, 2009

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